Exhibit 5

Principal Life Insurance Company 711 High Street, Des Moines, IA 50392 515 247 5111 tel

May 10, 2024

Board of Directors

Principal Life Insurance Company

711 High Street

Des Moines, IA 50392

RE:Principal® Strategic Income

Principal Life Insurance Company, as registrant

Pre-Effective Amendment No. 2 to the Form S-1 Registration Statement

File No. 333-275614

Principal Life Insurance Company, as depositor

Principal Life Insurance Company Separate Account B, as registrant

Pre-Effective Amendment No. 2 to the Form N-4 Registration Statement

File Nos. 333-275615; 811-02091

Dear Board of Directors:

Principal Life Insurance Company (the “Company”) has filed the above-referenced Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933. The Company has also filed on behalf of Principal Life Insurance Company Separate Account B (“Separate Account B”) the above-referenced Registration Statement on Form N-4 with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940. The Registration Statements pertain to the Principal® Strategic Income, registered index-linked and variable annuity contracts (the “Contracts”) to be issued by the Company and Separate Account B.

We have examined such corporate records of the Company and Separate Account B, other documents and records as we considered necessary and appropriate, and provisions of laws relevant to the authorization and issuance of the Contracts.

For purposes of this opinion letter, I have assumed (i) the genuineness of all signatures on original documents and the conformity to the original of all copies and (ii) any Contract being offered will be issued and sold as contemplated in the Registration Statements. With respect to any instrument or agreement executed or to be executed by any party other than the Company or Separate Account B, I have also assumed, to the extent relevant to the opinions set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization, (ii) such party has full right, power and authority to execute, deliver and perform its obligations under each instrument or agreement to which it is a party and each such instrument or agreement has been duly authorized (if applicable), executed and delivered by such party and (iii) such instrument or agreement is a valid, binding and enforceable agreement or obligation, as the case may be, of such party.

Based on the foregoing, it is my opinion that:

1.	The Company is duly organized and validly existing under the laws of the State of Iowa;
2.	Separate Account B is a separate account of the Company, duly created and validly existing pursuant to Iowa law;
3.	The Company has been duly authorized to issue individual deferred index-linked and variable annuity contracts by the Iowa Insurance Division;

4.

All income and expenses and all gains and losses, whether or not realized, of Separate Account B, shall be credited to or charged against Separate Account B, without regard to income and expenses or gains and losses of the Company;

5.	Any assets of the Contracts participating in a division of Separate Account B shall not be charged with any liabilities arising from any other business conducted by the Company; and
6.

The Contracts have been duly authorized by the Company and, when issued in accordance with the Prospectus contained or referred to in the Registration Statements and upon compliance with applicable local law, the Contracts and the index-linked option and variable interests thereunder will constitute legal, validly issued, non-assessable and binding contractual obligations of the Company enforceable in accordance with their terms.

I hereby consent to the filing of this opinion letter, or a copy thereof, as an exhibit to the Registration Statements for the Contracts.

Very truly yours,

/s/ Scott Van Wyngarden

Scott Van Wyngarden

Counsel